EXHIBIT (23)(b)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SouthTrust Corporation

We consent to the use of our report dated February 13, 2004, included in the SouthTrust Corporation Annual Report on Form 10-K for the year ended December 31, 2003, and incorporated herein by reference in this Registration Statement on Form S-4 of Wachovia Corporation, and to the reference to our firm under the heading “Experts” in the Registration Statement.

Our report contains an explanatory paragraph that states that the consolidated financial statements of SouthTrust Corporation were audited by other auditors who have ceased operations. As described in Note A, certain amounts in the 2001 consolidated financial statement have been reclassified to conform to the 2003 presentation. Additionally, as described in Note H, these financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by SouthTrust Corporation as of January 1, 2002. Furthermore, as described in Note S, SouthTrust Corporation changed the composition of its reportable segments in 2003, and the amounts in the 2001 consolidated financial statements relating to reportable segments have been restated to conform to the 2003 composition of the reportable segments.

/s/    KPMG LLP

Birmingham, Alabama

September 20, 2004